For Immediate Release
April 19, 2010
Contact: Devon Whitham (202) 637-5018

AFL-CIO Urges Pinnacle Entertainment to Reform Corporate Governance
Proposes Annual “Say-on-Pay” Vote on Executive Compensation

In an independent proxy solicitation at Pinnacle Entertainment, Inc. (NYSE: PNK), the AFL-CIO urged shareholders to vote for a proposal urging that the Board of Directors adopt an annual advisory vote by shareholders on executive compensation. Shareholders will vote on the AFL-CIO's "Say-on-Pay" proposal at Pinnacle Entertainment's annual shareholder meeting on May 11, 2010 in Las Vegas, Nevada.

According to AFL-CIO President Richard Trumka, “We believe that CEO pay should not reward underperformance. But at Pinnacle Entertainment over the past two years, former CEO Daniel Lee received millions of dollars in pay and severance while the company lost hundreds of millions. An annual Say-on-Pay vote will give shareholders a valuable opportunity to signal their executive pay concerns to the Board of Directors.”

The AFL-CIO's proxy statement notes that Pinnacle Entertainment lost $258.3 million in 2009 while its former CEO received $4.5 million in total compensation, including $2.8 million in severance. In 2008, Mr. Lee received $5.5 million in total compensation when the company lost $322.6 million. Pinnacle Entertainment's stock has underperformed the Dow Jones US Gambling Index by 26 percent over the past five years.

In addition to calling for a "Say-on-Pay" vote, earlier this year the AFL-CIO submitted proposals to Pinnacle Entertainment urging the establishment of an independent Board Chairman, majority vote director elections, and a ban on tax gross-up payments to executives and directors. The AFL-CIO withdrew these three proposals after the Board of Directors substantially implemented these reforms on March 29, 2010.

Shareholders can vote for the AFL-CIO's "Say-on-Pay" proposal by voting the AFL-CIO's blue proxy card or Pinnacle Entertainment's white proxy card. A copy of the AFL-CIO's proxy statement is available by contacting the AFL-CIO's Office of Investment at (202) 637-3900.

American Federation of Labor and Congress of Industrial Organizations
815 16th Street NW, Washington DC 20006
DATE OF RELEASE: April 19, 2010

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